Exhibit 10.3

RESIGNATION AGREEMENT AND RELEASE

This Resignation Agreement and Release (the “Agreement”) is entered into, as of May 3, 2016, by J. Erik Fyrwald (“Executive”) with respect to the termination of the employment relationship between Executive and Univar Inc. (the “Company”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement between Executive and the Company, dated April 19, 2012 (the “Employment Agreement”).

1. Resignation. Executive has notified the Company’s Board of Directors that he is resigning from his employment with the Company. Executive and the Company have agreed that Executive’s last day of employment with the Company will be May 31, 2016 (the “Termination Date”). In addition, and without limiting the foregoing, effective upon the Termination Date, Executive hereby resigns as an officer and a director of the Company and as an officer and director of each of the Company’s subsidiaries and Affiliates at which he is then serving.

2. Entitlement to Accrued Benefits; Forfeiture of Unvested Equity. Executive acknowledges and agrees that his resignation is without Good Reason, such that, except for the benefit provided to Executive under Section 3(b) hereof, the sole payments and benefits that will be paid to Executive by the Company in respect of his termination of employment or following the Termination Date are the Accrued Benefits provided under Section 5.1 of the Employment Agreement and such other rights and benefits to which Executive is entitled under Federal, state or local statute (e.g., COBRA continuation coverage). For the avoidance of doubt, the 125,977 shares of unvested Company restricted stock and 230,000 unvested restricted stock units that are held by Executive will be immediately forfeited on the Termination Date.

3. Stock Options.

(a) The Company and Executive acknowledge that Executive was granted and holds a total of 957,421 options to acquire shares of Company common stock (the “Options”), consisting of (x) 705,468 options with a strike price of $23.06, all of which will be vested as of the Termination Date (assuming Executive’s continued employment through May 7, 2016) and (y) 251,953 options with a strike price of $21.08, of which 62,989 are unvested and will be forfeited as of the Termination Date.

(b) As consideration for Executive’s agreement of the provisions in Section 4 hereof and for Executive’s release of claims set forth in Section 5 of this Agreement, Executive and the Company hereby agree that, effective as of the Termination Date and subject to the Executive’s execution, delivery and non-revocation of this Agreement his re-affirmation of the release of claims included herein on the Termination Date, all 894,432 vested Options held by Executive as of the Termination Date shall continue to be exercisable in the manner set forth in the applicable option award agreement at any time following the Termination Date and prior to June 1, 2017 (and, if not so exercised, shall automatically terminate on June 1, 2017, without any consideration). In the event that Executive breaches any of his obligations described in Section 4 hereof or any one or more of the provisions of his release of claims set forth in this Agreement shall be or become invalid, illegal or unenforceable in any respect by reason of a challenge by Executive of the same, and the Executive commences any litigation against any released party as to any matter released by such release of claims, Executive’s rights under this Section 3(b) shall be immediately forfeited and revoked.

4. Restrictive Covenants. As partial consideration for the benefit provided under Section 3(b) hereof, Executive hereby agrees to the following amendments to the noncompetition and nonsolicitation obligations set forth in Section 9 of the Employment Agreement: (a) the term of such noncompetition and nonsolicitation obligations is hereby extended by six (6) months, from a period of eighteen (18) months immediately following the Termination Date to a period of twenty-four (24) months immediately following the Termination Date; (b) the geographic scope of such noncompetition and nonsolicitation obligations is hereby extended to include, in addition to the United States, Western Europe and Canada, any other locations in which the Company or any of its Affiliates is doing business on the Termination Date or did business within the twelve (12) months preceding the Termination Date; and (c) notwithstanding Section 9.2 of the Employment Agreement, Executive shall not, directly or indirectly, extend (or knowingly permit to be extended) an offer of employment to any person who on such date is, or who in the preceding six (6) months was, employed by the Company or any of its Affiliates, unless the Company is given at least five (5) business days’ written notice of such offer. In doing so, Executive acknowledges that he has reviewed the noncompetition and nonsolicitation provisions in Section 9 of the Employment Agreement obligations and he agrees that those provisions, as amended by this Section 4, are reasonable in time and scope and will not pose an undue hardship on him. In addition, Executive hereby acknowledges his obligation to comply with the other obligations that survive termination of his employment, including obligations with respect to confidentiality and inventions.

5. Release of Claims.

As partial consideration for the benefit provided under Section 3(b) hereof, Executive hereby releases the Company, its subsidiaries and Affiliates, the respective officers, directors, and employees of each of the foregoing, and the predecessors, successors and assigns of all of the foregoing, and each of Clayton, Dubilier & Rice, LLC, CVC Capital Partners Advisory (U.S.), Inc. and Temasek Holding (Private) Limited and their respective affiliates, including any investment fund affiliated with any of the foregoing, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any contracts, express or implied (including the Employment Agreement); tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Fair Labor Standards Act, and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, Released Claims do not include claims for breach or enforcement of this Agreement, claims that arise after the execution of this Agreement, claims to vested benefits under ERISA, workers’ compensation claims, or any other claims that may not be released under this Agreement in accordance with applicable law. This waiver and release shall not apply to (i) any claims arising after Executive’s execution of this Release, (ii) any claims for compensation or benefits provided under Section 2 or 3 of this Agreement, (iii) any claims under Section 24 of the Employment Agreement (Indemnification) and under any directors and officers liability insurance under which Executive is covered as an insured or (iv) any claims as a shareholder of the Company.

Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of the release of claims set forth in this Section 5 in connection with claims arising under the ADEA. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

Executive hereby confirms that he has no disagreement regarding any matter relating to the operations, policies or practices of the Company or any of its subsidiaries or Affiliates and no knowledge of any failure of any of them or any of their employees, officers, directors or shareholders at any time to have complied with any legal or regulatory requirements applicable to any of the foregoing persons or individuals.

Executive specifically agrees as follows:

a. Executive has carefully read this Agreement and finds that it is written in a manner that Executive understands;

b. Executive is knowingly and voluntarily entering into this Agreement;

c. Executive acknowledges that the Company is providing benefits to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Agreement, as consideration for Executive’s entering into this Agreement;

d. Executive understands that this Agreement is waiving any potential claims under the ADEA and other discrimination statutes, except as provided in this Agreement;

e. Executive is hereby advised by this Agreement to consult with an attorney prior to executing this Agreement and has done so or has knowingly and voluntarily waived the right to do so;

f. Executive understands he has a period of twenty-one (21) days from the date a copy of this Agreement is provided to Executive in which to consider and sign the Agreement (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Agreement within which to revoke acceptance of the release of claims set forth in this Section 5;

g. If during the twenty-one (21) day waiting period Executive should elect not to sign this Agreement, or during the seven (7) day revocation period Executive should revoke acceptance of the release of claims set forth in Section 5 hereof, then this Agreement shall be void. The effective date of the release of claims set forth in this Section 5 shall be the eighth (8th) day after Executive signs and delivers this Agreement, provided he has not revoked acceptance; and

h. Executive may accept this Agreement (including the release of claims included herein) before the expiration of the twenty-one (21) days, in which case Executive shall waive the remainder of the 21-day waiting period.

6. In consideration of the benefits provided to Executive under this Agreement, Executive shall execute and deliver to the Company the re-affirmation of the release of claims set forth in this Section 5 as of the close of business on the Termination Date in the form attached hereto as Exhibit A. The seven (7) day revocation period applicable to the release of claims set forth herein shall apply to Executive’s execution and delivery of such re-affirmation.

7. Section 5 of this Agreement, which includes Executive’s release of claims, is integral to the purpose of this Agreement and may not be severed from this Agreement. In the event that any other provision of this Agreement shall be found to be unlawful or unenforceable, such provision shall be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision shall be severed from the Agreement and the remaining provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Agreement are put into question, all provisions shall be interpreted in a manner that would make them consistent with applicable law.

8. Executive represents and warrants that Executive has turned over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment (such as smartphones, tablets, cell phones and computers), data, records, and other documents, including electronically recorded documents and data, that Executive received from the Company or its employees or that Executive generated in the course of employment with Company.

9. With regard to the subject matter herein, this Agreement shall be interpreted pursuant to the laws of the State of Illinois.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

Executive:

/s/ J. Erik Fyrwald
J. Erik Fyrwald

Dated: May 3, 2016

Univar Inc.

/s/ Stephen Landsman
Name: Stephen Landsman Title: General Counsel

Dated: May 3, 2016

EXHIBIT A

Re-Affirmation of Executive

To: Univar Inc.

Ladies and Gentlemen:

Reference is made to that certain Resignation Agreement and Release, dated as of May 3, 2016, previously entered into between Univar Inc. and me.

As provided in the Resignation Agreement and Release, I hereby restate and again provide you with the release of claims set forth in Section 5 of the Resignation Agreement and Release, effective as of the date hereof.

Sincerely,

J. Erik Fyrwald

Dated: [To be dated as of the Termination Date]